Exhibit 4.30

GRINDROD SHIPPING HOLDINGS LTD. Reg No. 201731497H 200 Cantonment Road, #03-01 Southpoint Singapore, 089763 Tel: +65 6323 0048 Fax: +65 6323 0046 Web: www.grinshipping.com

To:	Sankaty European Investments III S.Á.R.L.
4 Rue Lou Hemmer
L-1748 Luxembourg
Attention:	Myleen Basilio
E-mail:	mbasilio@baincapital.com

With a copy to:	Bain Capital Credit, Ltd.
Devonshire House, Mayfair Place
London W1J 8AJ
United Kingdom
Attention:	Jessica Yeager
E-mail:	j.yeager@baincapital.com

Date: February 14, 2020

Dear Sirs

UNDERTAKING BY GRINDROD SHIPPING HOLDINGS LTD. (“GSH”) NOT TO APPLY FOR THE EXTENSION OF ANY MORATORIUM TO IVS BULK PTE. LTD (“IVS”) OR ANY OF ITS SUBSIDIARIES

1.	We confirm that, as at the date of this letter:

1.1.	GSH is the sole shareholder of Grindrod Shipping Pte. Ltd. (“GSPL”);

1.2.	GSPL is one of the shareholders of IVS.;

1.3.	Sankaty European Investments III S.Á.R.L. (“Sankaty”) is also a shareholder of IVS; and

1.4.	IVS has 12 (twelve) wholly owned subsidiaries (with IVS and such subsidiaries collectively constituting the “IVS Group”).

2.	We confirm that it is intended that a written shareholders’ agreement is to be concluded between Sankaty, GSPL and IVS, in respect of IVS, on or about the date of this letter (as amended and in effect, the “SHA”).

3.	GSH hereby agrees and undertakes in favour of Sankaty that GSH shall not, and shall cause each of its subsidiaries and affiliates to not, without the prior written consent of the board of directors of IVS and Sankaty, submit any application to the High Court of the Republic of Singapore (or other applicable court) for the extension of any moratorium to any company in the IVS Group. The terms “affiliate” and “moratorium” shall have the same meanings in this letter as are given to those terms in the SHA.

4.	The agreement and undertaking set out in paragraph 3 shall remain binding on GSH for so long as the SHA remains in force and effect.

5.	This letter contains the full terms of GSH’s agreement and undertaking regarding the subject matter hereof. GSH shall not be bound by any term not set out in this letter. The terms of this letter shall be governed and interpreted in accordance with the laws of England and Wales. The parties hereto irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this letter, and that accordingly any suit, action or proceeding arising out of or in connection with this letter, including the existence, validity or termination thereof, shall be brought in such courts and each party hereto each hereby irrevocably submits to the jurisdiction of such courts.

6.	GSH irrevocably appoints Grindrod Shipping Services UK Limited, at its registered office for the time being, presently at 8th Floor, St Magnus House, 3 Lower Thames St, London EC3R 6HD, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts.

7.	Sankaty irrevocably appoints Sankaty Advisors, Ltd. (c/o Legal Counsel) at its registered office for the time being, presently at Devonshire House, 7th floor, Mayfair Place, London W1J 8AJ, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts.

8.	Nothing herein shall limit the right of any party hereto to commence proceedings to enforce any judgment or award or to seek provisional, conservatory or protective relief before any court of competent jurisdiction nor shall the commencement of any such proceedings in one or more jurisdictions preclude the taking of similar proceedings in any other jurisdiction, whether concurrently or not.

Yours faithfully

/s/ Stephen William Griffiths

STEPHEN WILLIAM GRIFFITHS
For: Grindrod Shipping Holdings Ltd. (duly authorised)

[Undertaking by Grindrod Shipping Holdings Ltd]

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Acknowledged and accepted to as of the date first above written:

IVS BULK PTE. LTD.

By:	/s/ Stephen William Griffiths
Name: Stephen William Griffiths
Title: Director

[Undertaking by Grindrod Shipping Holdings Ltd]

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Acknowledged and accepted to as of the date first above written:

SANKATY EUROPEAN INVESTMENTS III S.Á.R.L.

By:	/s/ Sally Dornaus
Name: Sally Dornaus
Title: Class A Manager

By:	/s/ Myleen Tapawan Basilio
Name: Myleen Tapawan Basilio
Title: Class B Manager

[Undertaking by Grindrod Shipping Holdings Ltd]

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